Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-29843, 333-70245, 333-69252, and 333-139351) on Form S-8 of our report dated June 21, 2012 appearing in the annual report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan as of December 31, 2011 and 2010 and for the year ended December 31, 2011.

/s/ Plante & Moran, PLLC
Southfield, Michigan
June 22, 2012